SEVENTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This seventh amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between Harbor ETF Trust (“Trust”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of October 12, 2022 (the “Effective Date”).

WHEREAS, Trust amend Exhibit A of the Agreement;

and

WHEREAS, Section 8(b) of the Agreement requires that all amendments to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HARBOR ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Kristof Gleich	By:	/s/ Teresa Cowan
	Kristof Gleich, Vice President		Teresa Cowan, President

EXHIBIT A

Harbor Scientific Alpha High-Yield ETF

Harbor Scientific Alpha Income ETF

Harbor Disruptive Innovation ETF

Harbor Long-Term Growers ETF

Harbor All-Weather Inflation Focus ETF

Harbor Corporate Culture Leaders ETF

Harbor Dividend Growth Leaders ETF

Harbor Energy Transition Strategy ETF

Harbor International Compounders ETF

Harbor Health Care ETF

Harbor Corporate Culture ETF